As filed with the Securities and Exchange Commission on February 28, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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HIMS & HERS HEALTH, INC.
(Exact name of registrant as specified in its charter)
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Delaware	98-1482650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2269 Chestnut Street, #523
San Francisco, California	94123
(Address of Principal Executive Offices)	(Zip Code)

HIMS & HERS HEALTH, INC. 2020 EQUITY INCENTIVE PLAN

(Full title of the plan)

Andrew Dudum
Chief Executive Officer
Hims & Hers Health, Inc.
2269 Chestnut Street, #523
San Francisco, California 94123
Tel.: (415) 851-0195
(Name and address, including zip code, and telephone number, including area code, of agent for service)
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Copies to:

Jeffrey R. Vetter Alexa Belonick Elena Vespoli Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 550 Allerton Street Redwood City, California 94063 Tel: (650) 463-5335 Fax: (650) 618-3286	Soleil Boughton Chief Legal Officer Hims & Hers Health, Inc. 2269 Chestnut Street, #523 San Francisco, California 94123 Tel.: (415) 851-0195

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

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EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement is filed by Hims & Hers Health, Inc. (the “Registrant”) for the purpose of registering additional shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) under the 2020 Equity Incentive Plan pursuant to the provision of such plan that provides for automatic annual increases in the number of shares reserved for issuance thereunder. This Registration Statement hereby incorporates by reference the contents of the Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission on March 29, 2021 (File No. 333-254825) and on March 9, 2022 (File No. 333-263391) to the extent not superseded hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(1) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 27, 2023;

(2) the Registrant’s Current Reports on Form 8-K, filed with the Commission on February 23, 2023 and February 27, 2023; and

(3) the description of the Registrant’s Class A Common Stock contained in Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 27, 2023, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, our Certificate of Incorporation contains provisions that eliminate the personal liability of our directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or
•any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, our Bylaws provide that:

•we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
•we may indemnify other employees and agents as set forth in the Delaware General Corporation Law;
•we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•the rights conferred in the bylaws are not exclusive.

We have entered, and intend to continue to enter into separate indemnification agreements with our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer or employee for which indemnification is sought. The indemnification provisions in the Certificate of Incorporation, Bylaws and the indemnification agreements between us and our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

We have directors’ and officers’ liability insurance for securities matters.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-38986), filed with the SEC on January 26, 2021).
4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-38986), filed with the SEC on January 26, 2021).
4.3
Hims & Hers Health, Inc. 2020 Equity Incentive Plan and forms of agreement thereunder (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K (File No. 001-38986), filed with the SEC on February 27, 2023).

*5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
*23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included as part of Exhibit 5.1 hereto).
*23.2	Consent of KPMG LLP, independent registered public accounting firm of the Registrant.

*24.1	Powers of Attorney (included in the signature page to this Registration Statement).
*107	Filing Fee Table.
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*Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on February 28, 2023.

HIMS & HERS HEALTH, INC.

By:	/s/ Andrew Dudum
Name:	Andrew Dudum
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Andrew Dudum and Oluyemi Okupe, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, and his or her substitute or substitutes may lawfully do or case to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Dudum	Chief Executive Officer and Director	February 28, 2023
Andrew Dudum	(Principal Executive Officer)

/s/ Oluyemi Okupe	Chief Financial Officer	February 28, 2023
Oluyemi Okupe	(Principal Financial Officer)

/s/ Irene Becklund	Senior Vice President and Controller	February 28, 2023
Irene Becklund	(Principal Accounting Officer)

/s/ Alex Bard	Director	February 28, 2023
Alex Bard

/s/ Ambar Bhattacharyya	Director	February 28, 2023
Ambar Bhattacharyya

/s/ Dr. Patrick Carroll	Director	February 28, 2023
Dr. Patrick Carroll

/s/ Dr. Toby Cosgrove, M.D.	Director	February 28, 2023
Dr. Toby Cosgrove, M.D.

/s/ Kirsten Green	Director	February 28, 2023
Kirsten Green

/s/ Jules Maltz	Director	February 28, 2023
Jules Maltz

/s/ Lynne Chou O’Keefe	Director	February 28, 2023
Lynne Chou O’Keefe

/s/ Christiane Pendarvis	Director	February 28, 2023
Christiane Pendarvis

/s/ Andrea Perez	Director	February 28, 2023
Andrea Perez

/s/ David Wells	Director	February 28, 2023
David Wells